REDACTED VERSION



                                  EXHIBIT 10.3

                                       TO

                               ICOS Corporation's

                               Report on Form 8-K

                                     Dated

                                 August 26, 1997





     "[    *    ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                             PRODUCT DEVELOPMENT AGREEMENT

                                     dated as of
                                    June 5, 1997
                                      between
                                  ICOS CORPORATION
                                        and
                             ICOS CLINICAL PARTNERS, L.P.

                                 TABLE OF CONTENTS

ARTICLE I DEFINITIONS...............................................1
   SECTION 1.01 Definitions.........................................1
ARTICLE II LICENSES GRANTED.........................................2
   SECTION 2.01 Background Technology License.......................2
   SECTION 2.02 Transfer of Background Technology License...........2
   SECTION 2.03 Program Technology License..........................3
   SECTION 2.04 Term of Background and Program Technology Licenses..3
   SECTION 2.05 Interim License.....................................3
   SECTION 2.06 No Implied License..................................4
   SECTION 2.07 License Agreements..................................4
ARTICLE III CONDUCT OF THE RESEARCH PROGRAM.........................5
   SECTION 3.01 Research Program....................................5
   SECTION 3.02 Annual Review of Research Program...................5
ARTICLE IV PAYMENT FOR THE RESEARCH PROGRAM.........................6
   SECTION 4.01 License Fee; Quarterly Payments.....................6
   SECTION 4.02 Research Program Accounting.........................7
   SECTION 4.03 Default by Limited Partner..........................7
   SECTION 4.04 Additional Funds....................................8
ARTICLE V PRODUCT MARKETING.........................................9
   SECTION 5.01 Marketing...........................................9
   SECTION 5.02 Yearly Review of Marketing Program..................9
   SECTION 5.03 Marketing Agreements................................9
ARTICLE VI ROYALTIES...............................................10
   SECTION 6.01 Interim License Payments...........................10
   SECTION 6.02 Payments on Competitive Products After the
                Interim License Termination Date...................10
   SECTION 6.03 Manner of Payment..................................10
   SECTION 6.04 Accounting Records.................................11

ARTICLE VII TERMINATION OF RESEARCH PROGRAM OR MARKETING PROGRAM...11
   SECTION 7.01 Research Program Infeasible or Uneconomic..........11
   SECTION 7.02 Termination for Material Breach....................12
   SECTION 7.03 Termination for Bankruptcy of the Company..........13
   SECTION 7.04 Termination of Research Program for Bankruptcy
                of the Partnership.................................13
   SECTION 7.05 Termination by Mutual Consent......................14
   SECTION 7.06 Effect of Research Program Termination.............14
   SECTION 7.07 Effect of Marketing Program Termination............14
ARTICLE VIII FIELD TECHNOLOGY......................................15
   SECTION 8.01 Access and Disclosure..............................15
   SECTION 8.02 Library............................................15
   SECTION 8.03 Partnership Use of Background Technology...........15
   SECTION 8.04 Return of Property Rights..........................15
ARTICLE IX CONFIDENTIALITY.........................................16
   SECTION 9.01 Confidentiality....................................16
   SECTION 9.02 Exceptions.........................................16
   SECTION 9.03 Injunctive Remedy..................................17
ARTICLE X INSURANCE AND LIABILITY..................................17
   SECTION 10.01 Insurance.........................................17
   SECTION 10.02 Third Party Claims................................17
ARTICLE XI INTELLECTUAL PROPERTY RIGHTS............................18
   SECTION 11.01 Applications......................................18
   SECTION 11.02 Intellectual Property Right Disclaimers...........19
   SECTION 11.03 Intellectual Property Right Protection Outside
                 the Field of Activity or Outside the Territory....19
   SECTION 11.04 Intellectual Property Right Expenses..............19
ARTICLE XII INFRINGEMENT SUITS AND ACTIONS.........................20
   SECTION 12.01 Company's Right to Bring Infringement Suits
                 Against Third Parties.............................20
   SECTION 12.02 Standby Right of the Partnership..................21

   SECTION 12.03 Limitations Under License Agreements..............21
ARTICLE XIII REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........22
   SECTION 13.01 Representations and Warranties of the Company.....22
ARTICLE XIV MISCELLANEOUS..........................................23
   SECTION 14.01 Assignment; Merger Letter.........................23
   SECTION 14.02 Entire Agreement..................................23
   SECTION 14.03 Severability......................................23
   SECTION 14.04 Specific Performance..............................24
   SECTION 14.05 Benefits of This Agreement........................24
   SECTION 14.06 Choice of Law.....................................24
   SECTION 14.07 Amendments and Waivers............................24
   SECTION 14.08 Headings..........................................24
   SECTION 14.09 Payments, Notices, Reports, Advice and Statements.25
   SECTION 14.10 Force Majeure.....................................25
   SECTION 14.11 Counterparts......................................25
   SECTION 14.12 Decisions by the General Partner..................26
   SECTION 14.13 Effective Date....................................26

     Schedule I      -     Glossary

     Schedule II     -     Form of License Agreement Consent

     Schedule III    -     Merger Letter

                         PRODUCT DEVELOPMENT AGREEMENT

     Agreement dated as of June 5, 1997 between ICOS Corporation, a Delaware corporation (the "Company"), and ICOS Clinical Partners, L.P., a Delaware limited partnership (the "Partnership").

                                 WITNESSETH:

     WHEREAS, the business of the Partnership is to conduct research and experimentation in order to develop Products within the Field of Activity in the Territory; to obtain appropriate regulatory approvals; after receipt of such approvals to Exploit Products within the Field of Activity in the Territory; and to engage in activities incidental to the above activities; and

     WHEREAS, the Company owns, on the date hereof, and may develop or otherwise become the owner of certain technology, and the Partnership desires to acquire from the Company, and the Company is willing to grant to the Partnership, a license or sublicense, as the case may be, under such technology for use within the Field of Activity in the Territory; and

     WHEREAS, the Company, directly or through its Affiliates, has, or is expected to develop, acquire or obtain the use of the facilities, equipment and employees that would permit it to Exploit Products on behalf of the Partnership, and the Partnership is willing to grant to the Company a royalty-bearing license in order that the Company may undertake such Exploitation;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:


                                  ARTICLE I
                                 DEFINITIONS

SECTION 1.01     Definitions

     (a) Unless otherwise provided, each capitalized term used herein shall have the meaning assigned to it in the Glossary attached hereto as Schedule I.

     (b) Each of the following terms is defined in the section set forth opposite such term:

          TERM                            SECTION
       Additional Funds                     4.04
       Background Technology License        2.01
       Default Amount                       4.03
       Default Notice                       7.02
       Deposit                              8.02
       Infringement Action                 12.01
       Interim License                      2.05
       Invoiced Amount                      4.01
       Limited Partner Default              4.03
       Merger Letter                       14.01
       Program Review Date                  4.04
       Quarterly Estimate                   4.01
       Third Party Claim                   10.02
       Third Party Sublicensee              2.02

                                   ARTICLE II
                                LICENSES GRANTED

SECTION 2.01     Background Technology License

     The Company hereby irrevocably grants (subject to the terms of any License Agreement) to the Partnership an exclusive (even as to the Company and its Affiliates), fully paid-up right and license to make, have made, use, modify and improve the Background Technology within the Field of Activity in the Territory (the "Background Technology License").

SECTION 2.02     Transfer of Background Technology License

     (a) Subject to the provisions of Section 2.02(b) and subject to the terms of any License Agreement, the Company also grants to the Partnership after the Purchase Option Termination Date (i) the right to sell, sublicense, assign, transfer or otherwise dispose of its rights under the Background Technology License or any part thereof to any other Person (a "Third Party Sublicensee") on whatever terms and conditions the Partnership may wish and (ii) the right to grant any Third Party Sublicensee the right to sell, sublicense, assign, transfer or otherwise dispose of all or any part of its rights under the Background Technology License to any other Person (also a "Third Party Sublicensee").

     (b) No sale, sublicense, assignment, transfer or other disposition of rights under the Background Technology License under Section 2.02(a) shall be effective unless (i) it is in writing and (ii) the Third Party Sublicensee shall have undertaken and agreed in writing with the Partnership or another Third Party Sublicensee, as applicable, to be bound by the provisions of this
Section 2.02 and Article IX to the same extent as the Partnership or such Third Party Sublicensee is bound. The Partnership or such Third Party Sublicensee shall give the Company prompt written notice each time a sale, sublicense, assignment, transfer or other disposition is granted or made to a Third Party Sublicensee.

SECTION 2.03     Program Technology License

     The Partnership hereby irrevocably grants to the Company a royalty-free, exclusive (even as to the Partnership and its Affiliates), fully paid-up right and license to make, have made, use, modify and improve the Program Technology
(a) outside the Field of Activity or (b) outside the Territory for any purpose whatsoever (the "Program Technology License"). Such right and license shall be freely assignable or sublicensable to any Person that agrees in writing to be bound by the provisions of this Section 2.03 and Article IX to the same extent as the Company is bound. The Company shall give the Partnership prompt written notice after each assignment or sublicense by the Company of the Program Technology or any part thereof.

SECTION 2.04     Term of Background and Program Technology Licenses

     The licenses and sublicenses granted under Sections 2.01 and 2.03 as part of the Background Technology License and the Program Technology License, respectively, with respect to patents shall continue for the life of each such patent. All other licenses granted under Sections 2.01 and 2.03 as part of the Background Technology License and the Program Technology
License, respectively, shall not terminate, subject to the provisions of any License Agreement.

SECTION 2.05     Interim License

     The Partnership hereby grants to the Company the royalty-bearing (pursuant to the terms of this Agreement), exclusive right and license (with the right to sublicense in accordance with Section 5.03) to make, have made, use, modify and improve the Technology within the Field of Activity in the Territory for the purpose of performing its obligations under this Agreement (the "Interim License"). The foregoing right and license shall include the right to make, have made, use and sell Products but not the right to sell or assign the Interim License. The Interim License will terminate on the Interim License Termination Date.

SECTION 2.06     No Implied License

     No right or license for the Exploitation of any Technology is granted by this Agreement, except as expressly specified in this Article II.

SECTION 2.07     License Agreements

     (a) The Company and the Partnership agree to use all reasonable efforts with respect to each License Agreement included in the Background Technology License to obtain (i) a consent in substantially the form attached hereto as
Schedule II with respect to each License Agreement not existing as of the date hereof or provisions in such License Agreement that (A) the License Agreement Rights may be sublicensed and (B) any sublicense, upon termination of the License Agreement for breach by the licensee, shall be converted into a direct license from the licensor under the terms and conditions of the License Agreement (as further limited and restricted by the terms of the sublicense) if the sublicensee is not then in material breach, and (ii) any other consent required under any such License Agreement not existing as of the date hereof for the performance of any of the provisions of this Agreement (including the right to sublicense the Partnership thereunder as provided in this Agreement and the right to sublicense such License Agreement to any Third Party Sublicensee as provided in Sections 2.02 and 2.07(c)).

     (b) The Company will not, without the majority vote of the board of directors of the General Partner, and will not permit any of its Affiliates to (i) enter into any agreement that contains any provision, or terminate or amend any existing agreement in a manner, that would operate to restrict, qualify or otherwise limit any right or license granted or to be granted by the Company to the Partnership pursuant to the terms of this Agreement, or
(ii) take, suffer or permit any action or fail to act, if such action or failure to act would cause the Partnership to suffer the loss of all or any part of any License Agreement Right.

     (c) The Company will pay or will cause its Affiliates to pay any Earned Royalty or other fee payable in respect of any License Agreement included in the Background Technology License. After the Interim License Termination Date, any Earned Royalty payable pursuant to any License Agreement included in the Background Technology License in respect of sales of Products within the Field of Activity in the Territory by the Partnership (or by any Third Party Sublicensee) after such date shall be promptly paid to the Company by the Partnership ten days prior to the date the Earned Royalty is due under the License Agreement; provided, that the Partnership shall be relieved of its obligations under this Section 2.07(c) if and to the extent such obligations have been assumed by a Third Party Sublicensee. The obligations of the Company pursuant to this Section 2.07 shall terminate with respect to any License Agreement included in the Background Technology License to the extent the Partnership has not sublicensed or assigned its rights therein, as permitted by this Agreement, within 18 months after the Purchase Option Termination Date.


                                   ARTICLE III
                         CONDUCT OF THE RESEARCH PROGRAM

SECTION 3.01     Research Program

     (a) The Company shall, subject to the provisions of Article VII, use its best efforts to carry out the Research Program to the extent of the Available Funds. The Partnership shall own all right, title and interest in all Program Technology.

     (b) The Company does not guarantee that the Research Program will be successful in whole or in part or that any Products will actually be developed or suitable for sale within the Field of Activity in the Territory as a result thereof or that appropriate regulatory approvals can be obtained. To the extent that the Company has used its best efforts to carry out the Research Program to the extent of the Available Funds, the failure of the Company to develop successfully any Product within the Field of Activity in the Territory will not be a breach by the Company in the performance of its obligations under this Agreement. Except as provided in Section 4.04, the Company shall not be required to pay any of its own funds to conduct the Research Program.

     (c) In carrying out the Research Program, the Company may contract or otherwise deal with its Affiliates and with subcontractors and other third parties. Any fees to be paid to such third parties by the Company shall be reimbursed by the Partnership as part of its payments pursuant to
Section 4.02.

SECTION 3.02     Annual Review of Research Program

     Prior to April 30 of each year, beginning in 1998, the management of the Company shall give a report to the General Partner with respect to the progress of the Research Program in the 12-month period ending on the preceding December 31 and the status of the development of the Technology with respect to each Product being developed or expected to be developed by or on behalf of the Partnership within the Field of Activity in the Territory. At least annually prior to an installment being due under the Investor Notes, the board of directors of the General Partner shall meet to review such report, the progress of the Research Program and the status of the development of the Technology.

                                   ARTICLE IV
                        PAYMENT FOR THE RESEARCH PROGRAM

SECTION 4.01     License Fee; Quarterly Payments

     (a) On the first Closing Date at which at least 500 Units in the aggregate have been purchased by Investors (not including Units purchased by officers or directors of the Company), the Partnership shall pay to the Company a one-time, nonrefundable license fee of $3,333,333.33 for each of the three Products to be pursued in the Research Program in consideration for the Company's willingness to enter into this Agreement.

     (b) The Partnership shall be obligated to pay to the Company, as provided in Section 4.01(c), the amount of the Company's expenditures after May 1, 1997 for conducting the Research Program and a management fee equal to ten percent (10%) of the total amount of such expenditures, but not exceeding in the aggregate an amount equal to the Available Funds.

     (c) At or prior to the first Closing Date, the Company shall provide the Partnership with a written statement of its estimate of expenditures for conducting the Research Program from May 1, 1997 through the end of the Quarter, which the Partnership shall pay, together with the management fee referred to in Section 4.01(b) on such estimated expenditures, on the first Closing Date. At least ten days prior to the end of each Quarter during the Research Program, the Company shall provide the Partnership with a written statement of its estimate of expenditures for conducting the Research Program during the next Quarter (the "Quarterly Estimate"). Within 15 days after the end of each Quarter, the Company shall provide to the Partnership (i) a report summarizing the work performed in connection with the Research Program in the Quarter just ended and (ii) an invoice for an amount (the "Invoiced Amount") equal to (A) the amount shown in the Quarterly Estimate for the next succeeding Quarter and the management fee referred to in Section 4.01(b) on such amount plus (B) the amount of the Company's expenditures with respect to the Research Program during the Quarter just ended and the management fee referred to in Section4.01(b), reduced by the Quarterly Estimate and management fee for the Quarter just ended that were included in the previously invoice and paid. Such report and invoice shall include any developments material to the Partnership in the Technology during such Quarter, shall be in such detail as the Partnership may reasonably request and shall be signed by an officer of the Company.

     (d) Upon receipt of each such invoice, the Partnership shall promptly pay to the Company the Invoiced Amount no later than the last day of the month in which the invoice was received (i.e., by April 30, July 31,

October 31 or January 31, as the case may be); provided, that, to the extent that the Invoiced Amount exceeds the Outstanding Available Funds, the Partnership shall be obligated to pay such excess only upon receipt of additional Available Funds.

SECTION 4.02     Research Program Accounting

     (a) The Company's expenditures of conducting the Research Program shall be determined using the Company's internal financial and accounting systems. Allocation of all indirect costs, including general and administrative costs, will be made by the Company on a reasonable basis consistent with generally accepted accounting principles and with the Company's regular internal cost accounting system.

     (b) The Company shall keep and maintain, in accordance with generally accepted accounting principles, books of account and other records with respect to its expenditures, payments and allocations hereunder and shall permit such books and records to be examined annually by an independent certified public accountant retained by the Partnership and acceptable to the Company (which shall be the independent certified public accountant for the Company, unless the board of directors of the General Partner determines otherwise) to the extent deemed necessary by the Partnership to verify such expenditures and payments.

SECTION 4.03     Default by Limited Partner

     (a) The failure by any Defaulting Limited Partner to make a payment on such Limited Partner's Investor Note (as defined in the Partnership Agreement) when such payment shall be due shall be referred to as a "Limited Partner Default," and the amount not paid as the result of a Limited Partner Default shall be referred to as the "Default Amount."

     (b) In the event that payment of any Invoiced Amount has been reduced as a result of a Limited Partner Default, the Partnership shall begin efforts promptly to collect any Default Amount from such Defaulting Limited Partner and, if unsuccessful in collecting such Default Amount, shall use its best efforts to resell the Interest of such Defaulting Limited Partner pursuant to the Partnership Agreement.

     (c) Upon receipt of all or any portion of a Defaulting Limited Partner's Default Amount after a Quarter for which the Company has not been paid the full Invoiced Amount, the Partnership shall pay all or such portion of the amount received as is necessary to make up the portion of the deficiency caused by such Limited Partner Default.

SECTION 4.04     Additional Funds

     (a) If at any time the Available Funds shall have been expended (including any Royalty Amounts paid to the Partnership), the General Partner shall promptly review the progress of the Research Program and the status of the development of the Technology with respect to each Product being developed or expected to be developed by or on behalf of the Partnership within the Field of Activity in the Territory (the date on which such review is commenced being referred to as the "Program Review Date").

     (b) Based on such review, a majority of the board of directors of the General Partner shall determine in its reasonable business judgment the amount of funds (the "Additional Funds") reasonably required to allow the Partnership to pursue its goals under the Research Program for the 12 months immediately succeeding such Program Review Date in the manner and according to the schedules contemplated thereby, and shall notify the Company of the amount of such Additional Funds not later than 20 days after such Program Review Date. If the Company in its sole discretion agrees to pay such Additional Funds, the Company shall, not later than 15 days after it shall have received the notice described in the immediately preceding sentence, so notify the General Partner and cause the General Partner to provide such Additional Funds as a contribution to the capital of the Partnership or otherwise cause such Additional Funds to be paid to the Partnership in such manner as the Company and the board of directors of the General Partner shall agree. To the extent that any amount the Company has agreed to pay under this Section 4.04 remains unpaid, the Company shall deliver to the General Partner a promissory note of the Company for such unpaid amount and the General Partner shall deliver to the Partnership a promissory note of the General Partner for such unpaid amount, such notes to be in a form reasonably satisfactory to the Partnership.

     (c) If the Company shall have failed so to notify the General Partner as required in Section 4.01(b) or shall fail at any time to pay any Additional Funds it has agreed to pay, then (i) the General Partner shall give notice to the Company and to each Limited Partner of such failure; and (ii) if the Company has not paid such Additional Funds within ten business days after receipt by the Company of such notice, (x) the obligation of the Company to continue to carry out the Research Program pursuant to Section 3.01 shall cease, and (y) the Research Program shall terminate with the effect set forth in Section 7.06.

     (d) If any Available Funds (and any Additional Funds theretofore provided pursuant to this Section 4.04) shall have been expended, the Company shall have the right to continue to fund the Research Program in any manner determined by it; provided, that the failure of the Company to fund any amounts under this Section 4.04(d) shall not result in a breach of this Agreement.

                                 ARTICLE V
                             PRODUCT MARKETING

SECTION 5.01     Marketing

     (a) The Company shall, subject to the provisions of Section 7.07, use its commercially reasonable best efforts, directly or through third parties, to carry out the Marketing Program and to sell Products within the Field of Activity in the Territory.

     (b) The Company does not guarantee that the Marketing Program will be successful in whole or in part. To the extent that the Company has used its commercially reasonable best efforts to carry out the Marketing Program and to sell Products within the Field of Activity in the Territory, the failure of the Company to market or sell any Product or Products successfully will not be a breach by the Company in the performance of its obligations under this Agreement.

     (c) The Company's obligations under this Section 5.01 shall terminate on the Purchase Option Termination Date.

SECTION 5.02     Yearly Review of Marketing Program

After receipt of regulatory approval in the Territory for the sale of any Product within the Field of Activity, within 60 days after the end of each calendar year, and at such additional times as the Partnership shall reasonably request, the Company shall provide to the Partnership in writing a report on the Marketing Program for such year. Such report shall be in such reasonable detail as the Partnership shall request.

SECTION 5.03     Marketing Agreements

     In performing the Marketing Program and Exploiting Products, the Company may enter into co-promotion, co-detailing, marketing or similar agreements or sublicenses with third parties with respect to Products within the Field of Activity in the Territory. After entering into any such agreements or sublicenses, the Company shall provide the Partnership with copies of such agreements or sublicenses.

                                      ARTICLE VI
                                      ROYALTIES

SECTION 6.01     Interim License Payments

     (a) The Company shall pay to the Partnership within 60 days after the end of each Quarter the Royalty Amount for such Quarter. Each such payment shall be accompanied by a summary of the operations that resulted in such payment, such summary report to be signed by an authorized officer of the Company.

     (b) In the Quarter in which the Interim License Termination Date occurs, there shall be excluded from the calculations pursuant to this Section 6.01 any Net Revenues attributable to the period subsequent to such date.

SECTION 6.02 Payments on Competitive Products After the Interim License Termination Date

     (a) After the Interim License Termination Date and until the fifth anniversary of the Purchase Option Termination Date, the Company shall pay to the Partnership, within 60 days after the end of each Quarter, an amount equal to the Royalty Amount for such Quarter calculated solely based upon Competitive Product Revenues.

     (b) In the Quarter in which the fifth anniversary of the Purchase Option Termination Date occurs, there shall be excluded from the calculations pursuant to this Section 6.02 any Competitive Product Revenues attributable to the period subsequent to the date of such fifth anniversary.

SECTION 6.03     Manner of Payment

     (a) Any payment due pursuant to this Article VI shall be payable in Dollars without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by any governmental or political authority through withholding or deduction with respect to any such payments to the extent permitted by law (except to the extent any such withholding or deduction provides a credit or other benefit to the Limited Partners or is a withholding of tax on or measured by the net income of the Limited Partners). If any such taxes, duties or other charges are so levied or imposed, or any such withholding or deduction is required by law (subject to the exception referred to in the preceding sentence), the Company will make additional payments in such amounts so that every net payment under this Agreement, after any required withholding, deduction or payment for or on account of any such present or future taxes, duties or other charges, will not be less than the amount provided for herein. The Company shall furnish promptly to the Partnership official receipts evidencing such withholding or deduction. Any Net Revenues in a currency other than Dollars shall be deemed to be equal to the amount of Dollars obtained converting the outstanding amount of currency of such Net Revenues into Dollars at the average spot rate for the purchase of Dollars with such currency as published by Bloomberg on the last ten business days of the Quarter with respect to which such revenues were accrued.

     (b) Each payment pursuant to this Article VI shall be accompanied by a summary of the calculations that resulted in such payment. Such report shall be in such detail as the Partnership reasonably requests and shall be signed by an officer of the Company.

     (c) Any payment that is not made on or before the date when due shall accrue interest thereon from and including such date and until but excluding the date of payment at the rate of one percent (1%) plus the "prime rate" of interest as published by THE WALL STREET JOURNAL (WESTERN EDITION) (or if not published, another appropriate publication) for the first business day of each month (based on a 365-day year) or, if such rate is in excess of the rate then permitted by applicable law, at the highest rate then so permitted.

SECTION 6.04     Accounting Records

     The Company shall keep and maintain, in accordance with generally accepted accounting principles, books of account and other records with respect to Net Revenues and the payments due under this Article VI and shall permit such books and records to be examined annually by an independent certified public accountant retained by the Partnership (which may be the independent certified public accountant for the Company) to the extent deemed necessary by the Partnership to verify such payments.

                                  ARTICLE VII
                 TERMINATION OF RESEARCH PROGRAM OR MARKETING PROGRAM

SECTION 7.01     Research Program Infeasible or Uneconomic

     (a) If at any time the board of directors of the General Partner in its good faith business judgment shall determine (whether or not such determination is based on a report prepared in accordance with Section 3.02) that the Research Program is infeasible or uneconomic and should be discontinued with respect to any Product or Products, then (i) such Product or Products shall be deemed abandoned and the Research Program with respect to such Product or Products shall be discontinued, (ii) any funds that the

General Partner and the Company had determined were to be expended on such Product or Products, but at the time such Product or Products were deemed abandoned had not been actually expended or irrevocably committed by the Company in connection with the research, experimentation and development of such Product or Products, net of termination costs, shall be distributed or applied as determined by the board of directors of the General Partner, (iii) the Company's obligation to perform further research, experimentation and development with respect to such Product or Products pursuant to Section 3.01 shall cease, and (iv) the Partnership shall reimburse the Company for any costs reimbursable to it under this Agreement with respect to such Product or Products through such reasonable period after the date of such notice as shall be necessary to effectuate such discontinuation.

     (b) If at any time the board of directors of the General Partner in its good faith business judgment shall determine that the Research Program is infeasible or uneconomic, and should be discontinued, with respect to all Products (whether or not such determination is based on a report prepared in accordance with Section 3.02), the General Partner shall give notice to the Company terminating the Research Program with respect to all Products in accordance with Section 7.06.

SECTION 7.02     Termination for Material Breach

     If the Company has materially breached this Agreement, then for so long as such breach continues unremedied, the Partnership shall have the right to give written notice to the Company terminating this Agreement if all the following shall have occurred:

     (a) the Partnership shall have sent a written default notice (the "Default Notice") to the Company that (i) states that a material breach has occurred, (ii) identifies the section of this Agreement that has been breached, and (iii) describes in reasonable detail the basis for such Default Notice; and

     (b) (i) the Company shall have failed to cure the breach within 30 days of receipt of the Default Notice and (ii) the Company has failed to submit in writing to the Partnership within 30 days of receipt of the Default Notice a reasonable plan to cure such breach, which plan is accepted by the board of directors of the General Partner within 30 days of receipt of the Company's written plan of cure (such acceptance not to be unreasonably withheld). The board of directors of the General Partner shall review such written plan of cure promptly upon receipt thereof. As long as the Company is carrying out the terms of the plan of cure in good faith and in a timely manner, the breach set forth in the Default Notice will be deemed to be remedied.

SECTION 7.03     Termination for Bankruptcy of the Company

     Notwithstanding Section 7.02, the Partnership shall have the right to give notice to the Company terminating the Research Program and/or the Marketing Program after the occurrence, and during the continuation, of any of the following events:

     (a) (i) a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be instituted by the Company, or the Company shall consent to the entry of an order for relief in an involuntary case under any such law; (ii) a general assignment for the benefit of creditors shall be made by the Company; (iii) the Company shall consent to the appointment of or possession by a receiver, liquidator, trustee, custodian, sequestrator or similar official of the Company or of any substantial part of its property; or (iv) the Company shall adopt a board resolution in furtherance of any of the foregoing actions specified in this Section 7.03(a); or

     (b) a decree or order for relief by a court of competent jurisdiction shall be entered in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall remain unstayed or undischarged and in effect for a period of 60days.

SECTION 7.04     Termination of Research Program for Bankruptcy of the
                 Partnership

     The Company shall have the right to give notice to the Partnership terminating the Research Program at any time after the occurrence, and during the continuation, of any of the following events:

     (a) (i) a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be instituted by the Partnership, or the Partnership shall consent to the entry of an order for relief in an involuntary case under any such law; (ii) a general assignment for the benefit of creditors shall be made by the Partnership; (iii) the Partnership shall consent to the appointment of or possession by a receiver, liquidator, trustee, custodian, sequestrator or similar official of the Partnership or of any substantial part of its property; or (iv) the Partnership shall adopt a board resolution or Partnership resolution, as the case may be, in furtherance of any of the foregoing actions specified in this
Section 7.04(a); or

     (b) a decree or order for relief by a court of competent jurisdiction shall be entered in respect of the Partnership in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, sequestrator or other similar official of the Partnership or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall remain unstayed or undischarged and in effect for a period of 60 days.

SECTION 7.05     Termination by Mutual Consent

     The Research Program and/or the Marketing Program shall terminate upon the mutual agreement of the parties; provided, that such agreement on behalf of the Partnership shall be evidenced by a resolution of the board of directors of the General Partner and by a resolution of the board of directors of the Company.

SECTION 7.06     Effect of Research Program Termination

     If notice shall be given pursuant to this Article VII (other than pursuant to Section 7.01(a)) terminating the Research Program with respect to all Products or if the Research Program is terminated by mutual agreement pursuant to Section 7.05 (a) the obligation of the Company to perform further research and development pursuant to Section 3.01 shall cease; (b) the Partnership shall reimburse the Company for any reimbursable costs under this Agreement through such reasonable period after the date of such notice as shall be necessary to effectuate such discontinuation, to the extent of Available Funds; (c) the obligation of the Partnership to make any further payments to the Company pursuant to Section 4.01 shall cease; and (d) the obligation, if any, of the Company to provide any Additional Funds shall cease and any promissory notes evidencing Additional Funds shall be cancelled.

SECTION 7.07     Effect of Marketing Program Termination

     If notice shall be given pursuant to this Article VII terminating the Marketing Program, (a) the obligation of the Company to market Products pursuant to Section 5.01 shall cease and (b) not later than 60 days after the date of such notice, the Company shall pay to the Partnership the Royalty Amount for the Quarter in which such termination occurs.

                                  ARTICLE VIII
                                FIELD TECHNOLOGY

SECTION 8.01     Access and Disclosure

     The Company, at its expense, shall on reasonable notice and at all reasonable times during normal business hours permit the Partnership to have access to the Field Technology and, upon request, shall disclose in reasonable detail the Field Technology (including providing copies of all documentation embodying the Field Technology) to the Partnership or any Third Party Sublicensee.

SECTION 8.02     Library

     The Company shall make and maintain an identified and clearly identifiable library consisting of any bacterial strain, cell line, recombinant DNA molecule, cloning vector or other material (each a "Deposit") forming part of the Field Technology. The Company shall maintain such library at its address set forth in Section 14.09 or at such other place as the Company shall have notified the board of directors of the General Partner by not less than 30 days' advance notice. The Company will assure the viability and integrity of each Deposit in the library by monitoring and replacing each Deposit at such times after the formation of the library as the board of directors of the General Partner believes to be reasonably necessary to assure the viability and integrity of such Deposits.

SECTION 8.03     Partnership Use of Background Technology

     Except as expressly authorized by this Agreement or by other prior written consent of the Company, prior to the Purchase Option Termination Date, the Partnership shall not deliver, transmit or provide to any Person, and shall not use, any of the Background Technology within the Field of Activity in the Territory or authorize or cause or aid anyone else to do so.

SECTION 8.04     Return of Property Rights

     The Company shall, not later than 60 days after the receipt of a written request from the Partnership given at any time after the Interim License Termination Date, deliver to the Partnership all Field Technology in the Territory and all documentation and other tangible manifestations relating thereto.

                                  ARTICLE IX
                               CONFIDENTIALITY

SECTION 9.01     Confidentiality

     The Partnership and the Company, using the same degree of care customarily used by companies engaged in the development of pharmaceutical products to protect confidential information of like character, shall keep confidential all the Technology and all other trade secrets and proprietary or confidential information furnished by the other party or its agents or representatives, shall not disclose or deliver any of such Technology, trade secrets or proprietary or confidential information to third parties (except as permitted by the Operative Agreements) and shall Exploit the Technology only as permitted by the Operative Agreements. For such purposes, it shall be sufficient if the Company or the Partnership, as the case may be, uses the same degree of care as the Company uses to protect its own confidential information of like character. The provisions of this Section 9.01 shall continue in force notwithstanding the termination of the Research Program or the Marketing Program, or the passing of the Interim License Termination Date.

SECTION 9.02     Exceptions

     (a)  The obligation of confidentiality and restriction on use imposed by
Section 9.01 shall not apply to any of the Technology that was

          (i) in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party or its Affiliates;

          (ii) disclosed without restriction by, or with the prior written approval of, the other party; or

          (iii) in the case of the Partnership, lawfully obtained by the Partnership without a binder of confidentiality from a source other than the Company.

     (b) Notwithstanding anything to the contrary contained in Section 9.01, the Partnership or the Company may disclose or deliver any of the Technology
(i) to the extent such party has been advised by counsel that such disclosure or delivery is necessary for such party to comply with applicable laws or regulations, (ii) to the extent that such disclosure or delivery is required by regulatory authorities in order to obtain marketing approvals of any Product, (iii) in any customary scientific publication (following the preparation and filing of appropriate patent applications), and (iv) to the extent that such disclosure or delivery is necessary to engage in the Field of Activity in the Territory or to sublicense others to do so if any third parties to whom any such disclosure or delivery is to be made shall have agreed to keep the Technology confidential pursuant to a confidentiality agreement substantially to the effect of this Article IX. Each party shall give the other party reasonable advance notice of any such proposed disclosure or delivery by it, shall use its best efforts to secure confidential treatment of such Technology and shall advise the other party of the manner of such disclosure or delivery.

SECTION 9.03     Injunctive Remedy

     The parties agree that remedies at law may be inadequate to protect against breach of this Article IX, and hereby agree to the granting of injunctive relief in favor of the other party without proof of actual damages.

                                    ARTICLE X
                             INSURANCE AND LIABILITY

SECTION 10.01     Insurance

     Until the Interim License Termination Date, the Company shall use its best efforts to maintain such insurance relating to the Research Program and the Marketing Program as is customary to maintain for research or marketing programs of a similar nature against such risks (including to the extent available on commercially reasonable terms, against product liability) and pursuant to such terms (including coverages, deductible limits and self-insured retentions) as are customary for such businesses. Such insurance shall be obtained from insurers of good repute and shall be issued in the names of the Company and the Partnership. The premiums for such insurance shall be included in the costs referred to in Section 4.01 to the extent provided therein.

SECTION 10.02     Third Party Claims

     (a) The Company will defend any claim, suit, action or proceeding (a "Third Party Claim") brought or threatened against itself or the Partnership
(i) at any time prior to the Interim License Termination Date or (ii) arising from the Research Program or the Marketing Program (irrespective of when such claim, suit, action or proceeding is brought).

     (b) Each party will give to the other prompt written notice of any such actual or threatened Third Party Claim of which it is aware. The Company shall have the right to exclusive control of the defense of any such Third

Party Claim, except that any settlement shall require the consent of the Partnership, which consent shall not be unreasonably withheld. The Company will pay all expenses (including attorneys' fees) incurred in connection with defending any such Third Party Claim. Any damages and costs finally settled or awarded in connection with such Third Party Claim shall be paid by the Company.

     (c) The provisions of this Section 10.02 shall continue in force notwithstanding the termination of the Research Program or the Marketing Program, or the passage of the Interim License Termination Date.

                                   ARTICLE XI
                          INTELLECTUAL PROPERTY RIGHTS

SECTION 11.01     Applications

     (a) The Company shall file and pursue all Intellectual Property Right applications and amendments and continuations thereof that the Company, in its reasonable business judgment, believes are useful to protect the Partnership's interest in any Technology and shall use reasonable diligence to maintain in force any and all resultant Intellectual Property Rights. The Company shall promptly inform the Partnership of the making of any such filings or the taking of any such action and shall provide the Partnership with copies thereof and keep the Partnership informed as to the status thereof.

     (b) The Partnership shall have the right, but not the obligation, to direct that the Company, on the Partnership's behalf, file and pursue such Intellectual Property Right applications within the Field of Activity in the Territory and amendments and continuations thereof as the General Partner believes in its reasonable business judgment are useful to protect the Partnership's interest in any Technology, and the Company shall use reasonable diligence to maintain in force any and all resultant Intellectual Property Rights.

     (c) All such Intellectual Property Right applications that claim any Program Technology within the Field of Activity in the Territory shall be filed and pursued by the Company in the name of the Partnership. All such applications that claim any Background Technology (but do not claim any Program Technology) may be filed and pursued by the Company in its name

     (d) The Company's obligations under this Section 11.01 shall terminate on the Interim License Termination Date and shall be subject to applicable License Agreements with respect to License Agreement Rights.

SECTION 11.02     Intellectual Property Right Disclaimers

     The Company shall not disclaim any Intellectual Property Right or abandon any application for any Intellectual Property Right relating to the Technology within the Field of Activity in the Territory without the prior written consent of the Partnership. The Company shall, subject to the terms of any applicable License Agreement, use its best efforts to prevent any licensor under any such License Agreement included in the Background Technology License from disclaiming any Intellectual Property Right or abandoning any application for any Intellectual Property Right relating to the Technology within the Field of Activity in the Territory without the prior written consent of the Partnership.

SECTION 11.03 Intellectual Property Right Protection Outside the Field of Activity or Outside the Territory

     The Company, at its own expense and in its name, may file such Intellectual Property Right applications as the Company believes are necessary to protect the Company's interests outside the Field of Activity or outside the Territory in any Technology and may thereafter pursue and maintain in force the resultant Intellectual Property Rights.

SECTION 11.04     Intellectual Property Right Expenses

     To the extent that they are not otherwise reimbursed under any License Agreement included in the Background Technology License, all the Company's costs and expenses (including attorneys' fees) incurred in filing, pursuing and maintaining Intellectual Property Rights pursuant to Section 11.01 shall be included in the costs referred to in Section 4.01; provided, that such costs and expenses in connection with filing, pursuing and maintaining Intellectual Property Rights that are or are reasonably likely to be useful for products manufactured or expected to be manufactured by or on behalf of the Company or any Affiliate, in addition to the Products within the Field of Activity in the Territory, shall be allocated between the Partnership and the Company in an equitable manner, taking into account the relative benefit of such Technology to the Company and its Affiliates and to the Partnership.

                                   ARTICLE XII
                        INFRINGEMENT SUITS AND ACTIONS

SECTION 12.01     Company's Right to Bring Infringement Suits Against Third
                  Parties

     (a) Each party to this Agreement shall promptly notify the other of any material infringement in the Territory of which it becomes aware within the Field of Activity of any Intellectual Property Right included in the Technology and shall provide the other with any available evidence thereof. Prior to the Interim License Termination Date, the Company shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit, action or proceeding involving any infringement within the Field of Activity in the Territory (an "Infringement Action"). The Company shall give the Partnership notice of its intention to commence any such Infringement Action and the Partnership may at any time elect to participate in such Infringement Action at its own cost and expense.

     (b) If the Company finds it necessary or advisable to join the Partnership in an Infringement Action, the Partnership shall execute all papers and perform such other acts as reasonably may be required and, at its option, may be represented by counsel of its choice. Should the Company lack standing to bring any Infringement Action, the Partnership shall do so at the request of the Company upon an undertaking by the Company to indemnify and hold the Partnership harmless (to the extent permitted by law) from all related costs and expenses, including attorneys' fees and consequent liability.

     (c) Subject to the right of the Partnership to be represented by counsel of its choice, the Company shall have the exclusive right to control any Infringement Action brought, defended or maintained by the Company pursuant to this Section 12.01; provided, that the Company may not, without the prior written consent of the Partnership (which consent may not be unreasonably withheld), enter into any agreement or other arrangement effecting a settlement of such Infringement Action. The Company shall pay all expenses (including attorneys' fees) incurred in connection with such Infringement Action as and when such expenses are incurred subject to reimbursement to the extent described below.

     (d) If, as a result of any such Infringement Action, a judgment is executed in favor of the Company or settlement is reached with the infringing party, and such judgment or settlement specifies the amount of damages attributable to the infringer's past or prospective sales, for purposes of the definition of Net Revenues, such award will be treated in the same manner as a sublicense granted by the Company for the respective periods covered by the award. In the event that such judgment or settlement does not specify the amount of damages attributable to the infringing party's past or prospective sales, the Company shall be entitled to seventy-five percent (75%) of such settlement or judgment and the Partnership shall be entitled to the remaining twenty-five percent (25%). Expenses incurred by the Company in bringing such action shall be reimbursed by the Partnership to the Company, out of the proceeds received by the Partnership, pro rata based on the relative economic benefit of any proceeds to the Company as compared to such benefit to the Partnership.

SECTION 12.02     Standby Right of the Partnership

     (a) If the Partnership shall have given the Company not less than 30 days' notice of its intention to bring an Infringement Action and the Company shall have failed to bring such an Infringement Action, the Partnership, at it own expense, shall have the right to bring and maintain an Infringement Action.

     (b) If the Partnership finds it necessary or advisable to join the Company in such Infringement Action, the Company shall execute all papers and perform such other acts as reasonably may be required and, at its option, may be represented by counsel of its choice. Should the Partnership lack standing to bring such Infringement Action, the Company shall do so at the request of the Partnership upon an undertaking by the Partnership to indemnify and hold the Company harmless (to the extent permitted by law) from all related costs and expenses (including attorneys' fees) and consequent liability.

     (c) Subject to the right of the Company, at its expense, to be represented by counsel of its choice, the Partnership shall have the exclusive right to control any Infringement Action brought, defended or maintained by the Partnership pursuant to this Section 12.02. The Partnership shall pay all expenses (including attorneys' fees) incurred in connection with such Infringement Action as and when such expenses are incurred.

     (d) If, as a result of any such Infringement Action, a judgment is executed in favor of the Partnership or a settlement is reached with the infringing party, the Partnership shall be entitled to receive the full benefit of any such judgment or settlement.

SECTION 12.03     Limitations Under License Agreements

     Notwithstanding the provisions of this Article XII, all matters related to an Infringement Action involving a License Agreement Right shall be governed by, and subject to, the terms and conditions of any applicable License Agreements.

                                   ARTICLE XIII
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 13.01     Representations and Warranties of the Company

     The Company represents and warrants to the Partnership as of each Closing Date that:

     (a) The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action and will not contravene any law or regulation, any order, award, judgment or decree of any court or governmental instrumentality, and will not violate, conflict with or constitute a default under the Company's Certificate of Incorporation or Bylaws, or any material indenture, mortgage, deed of trust, agreement, license or other instrument or restriction applicable to the Company or any of its Affiliates, or by which the Company or any of its Affiliates is bound.

     (b) As of the date thereof and as of each Closing Date, the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (c) Except as provided in the License Agreements, neither the Background Technology within the Field of Activity in the Territory nor the Background Technology License is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction, royalty, payment or charge of any kind that would materially adversely affect any use thereof within the Field of Activity in the Territory.

     (d) To the best of its knowledge, no exclusive marketing rights pursuant to the Orphan Drug Act of 1985, 21 U.S.C. subsection 360aa, are in existence that are or would be infringed by the activities of the Company or the Partnership contemplated by this Agreement or the Purchase Agreement.

     (e) All royalties or other payments due and payable by the Company or any Affiliate pursuant to any License Agreement contained in the Background Technology within the Field of Activity in the Territory have been paid, and the Company is not in default under any such License Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS

SECTION 14.01     Assignment; Merger Letter

     Except as provided in Section 5.07 of the Purchase Agreement and in
Article II of this Agreement, neither this Agreement nor any right or obligation arising hereunder may be assigned or delegated, in whole or in part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, except that the Company may, without the prior written consent of the Partnership, assign its rights and delegate its obligations hereunder (a) to any Person to which the Company has assigned, sold, leased, transferred or otherwise disposed of all or substantially all of its assets or the business related to the Products,
(b) to any successor corporation resulting from any merger or consolidation of the Company with or into another corporation, or (c) to any wholly owned subsidiary of the Company; provided, however, that the Company will not merge or consolidate with any Person or sell, lease, transfer or otherwise dispose of substantially all of its assets to any Person, unless (i) the Person formed by or surviving such consolidation or merger or to which the Company effects such sale, lease, transfer or other disposition shall be a solvent corporation organized and existing under the laws of the United States of America or a state thereof and (ii) such successor or transferee corporation shall have executed and delivered to the Partnership before such event a letter agreement in substantially the form attached hereto as Schedule III (a "Merger Letter"); and provided, further, that, in the event of any assignment or delegation under this Section 14.01, this Agreement shall remain binding on the assignor. Subject to the restrictions on assignment herein set forth, this Agreement shall inure to the benefit of the successors and assigns of each of the parties.

SECTION 14.02     Entire Agreement

     This Agreement and the other Operative Agreements set forth and constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto.

SECTION 14.03     Severability

     If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed to be amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so construed or deemed amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

SECTION 14.04     Specific Performance

     The parties agree that remedies at law may be inadequate to protect against breach of Article IX, and the parties hereby agree to the granting of specific performance in favor of the other party without proof that the payment of damages would be inadequate compensation.

SECTION 14.05     Benefits of This Agreement

     Nothing in this Agreement shall be construed to give to any Person other than the Company and the Partnership any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company and the Partnership.

SECTION 14.06     Choice of Law

     This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of New York as applied to contracts made and to be performed entirely within New York.

SECTION 14.07     Amendments and Waivers

     This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized officers of both parties and, in the case of the Partnership, with the approval of the board of directors of the General Partner. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver and, in the case of a waiver by the Partnership, only if made with the prior approval of the board of directors of the General Partner. No waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

SECTION 14.08     Headings

     Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

SECTION 14.09     Payments, Notices, Reports, Advice and Statements

     Payments hereunder shall be sent, and notices, reports, advice and statements required or permitted hereunder shall be in writing and shall be sentto each party, as follows:

     If to the Company, to:

     ICOS Corporation
     22021 20th Avenue S.E.
     Bothell, Washington  98021
     Telephone:  (206) 485-1900
     Fax:  (206) 485-1911
     Attention:  Corporate Secretary

     If to the Partnership, to:

     ICOS Clinical Partners, L.P.
     22021 20th Avenue S.E.
     Bothell, Washington  98021
     Telephone:  (206) 485-1900
     Fax:  (206) 485-1911
     Attention:  General Partner

with a copy to each member of the board of directors of the General Partner or to such other address as such party may hereafter specify in writing, and shall be deemed given on the earliest of (a) physical delivery, (b) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Agreement and facsimile confirmation of receipt thereof is received, (c) three days after mailing by prepaid first-class mail, and (d) two days after mailing by prepaid overnight or express mail.

SECTION 14.10     Force Majeure

     Each of the parties shall be excused from performing such acts required hereunder that are prevented by, or whose purpose is frustrated by, Force Majeure.

SECTION 14.11     Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.

SECTION 14.12     Decisions by the General Partner

     For purposes of this Agreement, a decision by the board of directors of the General Partner (including, without limitation, any decision to be made by a majority of the board of directors) shall be made as prescribed in the Certificate of Incorporation and Bylaws of the General Partner.

SECTION 14.13     Effective Date

     This Agreement shall become effective concurrently with the first Closing Date under the Sales Agency Agreement dated the date hereof between the parties hereto and the Sales Agent.

     IN WITNESS WHEREOF, the Company and the Partnership have executed this Agreement as of the date first above mentioned.


                                  ICOS CORPORATION

                                  By      /s/ Gary Wilcox
                                  Title:  Executive Vice President & Secretary

                                  ICOS CLINICAL PARTNERS, L.P.

                                  By      ICOS DEVELOPMENT CORPORATION,
                                                   as General Partner

                                  By      /s/ Howard S. Mendelsohn
                                  Title:  Secretary/Treasurer

                                                   Schedule I to the
                                                   Product Development
                                                   Agreement

                                    GLOSSARY

     Each of the following terms shall have the meaning assigned to it in this Glossary, except as otherwise expressly provided in each agreement, as amended from time to time, to which this Glossary is attached.

          "Additional Funds" shall have the meaning set forth in Section 4.04 of the Product Development Agreement.

          "Advance Payment" shall mean the Cash Advance Payment, the Stock Advance Payment or the Combination Advance Payment, as applicable.

         "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person; provided, that the Company's ownership interest in Suncos and its contractual arrangements with Suncos, as such ownership interest or contractual arrangements may be amended from time to time, do not constitute control of Suncos by the Company; provided, further, that the Partnership, General Partner and Company shall not be deemed to be Affiliates of each other; provided, further, that, with respect to Background Technology and License Agreements, any Person that controls or is under common control with any other Person shall only be considered to be an "Affiliate" of the other Person with respect to its Elements of Technology that are used in, or are conceived, developed or acquired in the course of assisting or participating in, the Research Program.

          "Annual Minimum Amount" shall mean sixteen percent (16%) of the aggregate Capital Contributions to the Partnership of all Limited Partners with respect to the first four Fiscal Years after the Purchase Date and twenty percent (20%) of the aggregate Capital Contributions to the Partnership of all Limited Partners with respect to the fifth Fiscal Year after the Purchase Date; provided, that the Annual Minimum Amount for any Fiscal Year shall not exceed the amount by which the sum of all distributions paid or payable to Limited Partners pursuant to the Partnership Agreement and Purchase Agreement through such Fiscal Year is less than the aggregate Capital Contributions to the Partnership of all Limited Partners.

          "Available Funds" shall mean at any time an amount equal to (a) the sum of the aggregate amount of capital contributions made or agreed to be made to the Partnership by the General Partner and the Limited Partners (including the amount of any Additional Funds that the Company has agreed to pay or to cause to be paid), the aggregate Royalty Amounts paid to the Partnership and any interest earned on such contributions, Additional Funds and Royalty Amounts by the Partnership, less (i) the aggregate Royalty Amounts paid to the Partnership that were not needed to fund the Research Program in accordance with the Product Development Agreement and that have been distributed to the Limited Partners, (ii) the aggregate amount expended by the Partnership for selling commissions, financial advisory fees, investment banking and marketing fees, warrant valuation fees, and offering and organizational costs, (iii) all interest payable on amounts borrowed by the Partnership, (iv) reasonable expenses (other than amounts expended pursuant to the Product Development Agreement) of operating the Partnership, including administrative and interest expenses and operating reserves, and (v) the aggregate of all Default Amounts outstanding as of such time, or (b) such other amount as the Company and the Partnership shall agree to in writing.

          "Background Technology" shall mean all Elements of Technology that
(a) the Company or any Affiliate of the Company Controls, has an ownership interest in or has the right to acquire an ownership interest in or may conceive, develop or acquire an ownership interest in (under licenses from others or otherwise) at any time prior to the Interim License Termination Date and (b) are necessary or materially useful to Exploit Products.

          "Background Technology License" shall have the meaning set forth in
Section 2.01 of the Product Development Agreement.

          "Business Commencement Date" shall mean the first date on which the Company or any Affiliate, licensee or sublicensee of the Company makes a commercial sale of any Product within the Field of Activity in the Territory that would generate a payment to the Partnership or the Class A Limited Partners.

          "Capital Contribution" shall mean (a) in respect of each Class A Limited Partner (whether such Limited Partner's Interest was acquired directly from the Partnership, by sale or assignment from a predecessor Limited Partner, or otherwise), $100,000 for each Unit (or $25,000 for each Quarter
Unit) owned by such Class A Limited Partner, less any Default Amount in respect of such Unit or Quarter Unit; and (b) in respect of the Class B Limited Partner, $250,000; provided, that, in the event the Company exercises the Purchase Option prior to the due date for the payment of any installments under the Class A Limited Partner's Investor Notes or in the event the General Partner relieves Class A Limited Partners of their obligation to pay any installments under the Class A Limited Partner's Investor Notes in accordance with paragraph 7.10 of the Partnership Agreement, the "Capital Contribution" of each such Class A Limited Partner shall mean (for all purposes other than clause (a) of the definitions of Class A Percentage and Class B Percentage) $100,000 for each Unit (or $25,000 for each Quarter Unit), less any Default Amount in respect of such Unit or Quarter Unit and less the aggregate amount of the installments that would otherwise be due and payable under such Class A Limited Partner's Investor Note after the Purchase Option Exercise Date or the Installment Termination Date (as defined in paragraph 7.10 of the Partnership Agreement), as the case may be.

          "Cash Advance Payment" shall mean the consideration payable in cash by the Company to Payment Recipients pursuant to Sections 3.02(b) and 3.03
(b) of the Purchase Agreement in connection with the purchase by the Company of their Interests.

          "Class A Combination Advance Payment" shall mean (a) a cash payment equal to the product of (i) the difference between one hundred percent (100%) and the Stock Percentage and (ii) the Class A Down Payment, plus (b) issuance of the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of (i) the product of (A) the Stock Percentage and (B) the Class A Down Payment divided by (ii) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date for each Full Class A Interest of such Class A Payment Recipient. In the case of any Quarter Class A Interest held by a Class A Payment Recipient, the number of shares to be delivered to such Class A Payment Recipient in respect of such Quarter Class A Interest shall be equal to one-quarter the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) to be delivered in respect of a Full Class A Interest.

          "Class A Down Payment" shall mean an amount equal to sixteen percent (16%) of the Capital Contribution to the Partnership by a Class A Limited Partner.

          "Class A Interest" shall mean any limited partnership interest in the Partnership (other than the Class B Interest) owned by any Class A Limited Partner.

          "Class A Limited Partner" shall have the meaning assigned to such term in Article I of the Partnership Agreement.

          "Class A Payment" shall mean (a) the Last Interim License Payment payable to a Class A Limited Partner, (b) until the Cut-Off Date, for each Class A Payment Recipient, (i) prior to the calendar quarter following the calendar quarter in which the Class B Threshold with respect to Class A Payment Recipients occurs, its Class A Percentage of the Quarterly Payment and Minimum Royalty Payment and (ii) beginning with the calendar quarter following the calendar quarter in which the Class B Threshold with respect to Class A Payment Recipients occurs and ending with the Cut-Off Date, for each calendar quarter an amount equal to ninety-five percent (95%) of its Class A Percentage of the Quarterly Payment and Minimum Royalty Payment and (c) either (i) the Class A Down Payment, if the Company elects to make the Cash Advance Payment or if the Company is required to make the Cash Advance Payment pursuant to
Section 2.02 of the Purchase Agreement, (ii) the Class A Stock Advance Payment if the Company elects to make the Stock Advance Payment or (iii) the Class A
 Combination
Advance Payment if the Company elects to make the Combination Advance Payment

          "Class A Payment Recipient" shall mean each Class A Limited Partner on or after the Purchase Date on which the Company has purchased the Class A Interest of such Class A Limited Partner pursuant to the Purchase Agreement, or any other Person entitled to receive payments in respect of Class A Interests in accordance with Section 8.01 of the Purchase Agreement.

          "Class A Percentage" shall mean, in the case of each Class A Limited Partner or Class A Payment Recipient, as the case may be, (a) prior to the first day of the calendar quarter following the calendar quarter in which the Class B Threshold with respect to such Class A Limited Partner or Class A Payment Recipient, as the case may be, occurs, the ratio that the amount of such Class A Limited Partner's or Class A Payment Recipient's Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership of all Limited Partners and (b) thereafter, the ratio that the amount of such Class A Limited Partner's or Class A Payment Recipient's Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership of all Class A Limited Partners.

          "Class A Stock Advance Payment" shall mean issuance of the number of shares of Common Stock (and any securities deliverable pursuant to Section
3.09 of the Purchase Agreement) that is equal to the quotient of (a) the Class A Down Payment divided by (b) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date for each Full Class A Interest of such Class A Payment Recipient. In the case of any Quarter Class A Interest held by a Class A Payment Recipient, the number of shares to be delivered to such Class A Payment Recipient in respect of such Quarter Class A Interest shall be equal to one-quarter the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) to be delivered in respect of a Full Class A Interest.

          "Class B Combination Advance Payment" shall mean (a) a cash payment equal to the product of (i) the difference between one hundred percent (100%) and the Stock Percentage and (ii) the Class B Down Payment, plus (b) issuance of the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of (i) the product of (A) the Stock Percentage and (B) the Class B Down Payment divided by (ii) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date.

          "Class B Down Payment" shall mean an amount equal to sixteen percent (16%) of the Capital Contribution of the Class B Limited Partner.

          "Class B Interest" shall mean the limited partnership interest in the Partnership owned by the Class B Limited Partner.

          "Class B Limited Partner" shall have the meaning assigned to such term in Article I of the Partnership Agreement.

          "Class B Payment" shall mean (a) the Last Interim License Payment payable to a Class B Limited Partner; (b) until the Cut-Off Date, the Class B Percentage of the Quarterly Payment and Minimum Royalty Payment; and
(c) either (i) the Class B Down Payment, if the Company elects to make the Cash Advance Payment or if the Company is required to make the Cash Advance Payment pursuant to Section 2.02 of the Purchase Agreement, (ii) the Class B Stock Advance Payment if the Company elects to make the Stock Advance Payment or (iii) the Class B Combination Advance Payment if the Company elects to make the Combination Advance Payment.

          "Class B Payment Recipient" shall mean the Class B Limited Partner on or after the Purchase Date on which the Company has purchased the Class B Interest of such Class B Limited Partner pursuant to the Purchase Agreement, or any other Person entitled to receive payments in respect of the Class B Interest in accordance with Section 8.01 of the Purchase Agreement.

          "Class B Percentage" shall mean for all amounts paid (a) prior to the first day of the calendar quarter following the calendar quarter in which the Class B Threshold occurs with respect to Class A Limited Partners or
Class A Payment Recipients, as the case may be, the ratio that the amount of the Class B Limited Partner's Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership of all Limited Partners and (b) on and after the time on which such Class B Threshold occurs, five percent (5%).

          "Class B Stock Advance Payment" shall mean issuance of the number of shares of Common Stock (and other securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of
(a) the Class B Down Payment divided by (b) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date.

          "Class B Threshold" shall mean (a) with respect to Class A Limited Partners prior to the Interim License Termination Date, the receipt by each Class A Limited Partner of distributions pursuant to the Partnership Agreement in an aggregate amount equal to each such Class A Limited Partner's Capital Contribution and (b) with respect to Class A Payment Recipients after the Purchase Date, the receipt by each Class A Payment Recipient of
(i) distributions pursuant to the Partnership Agreement and Quarterly Payments (increased by any Credits) pursuant to the Purchase Agreement in an aggregate amount equal to each seventy-five percent (75%) of such Class A Payment Recipient's Capital Contribution and (ii) distributions pursuant to the Partnership Agreement and Purchase Agreement (i.e., Class A Down Payment, Quarterly Payments and Minimum Royalty Payments) in an aggregate amount equal to each such Class A Payment Recipient's Capital Contribution.

          "Closing Date" shall mean each date on which subscriptions to purchase Units are accepted by the General Partner.

          "Closing Price" at any time shall mean the closing price per share of the Common Stock (or other securities deliverable pursuant to Section 3.09 of the Purchase Agreement) on the principal national securities exchange on which the Common Stock (or such other securities) is then listed or admitted to trading or, if not then listed or traded on any such exchange, on the Nasdaq National Market or, if not listed or traded on any such exchange or system, the average of the bid and asked price per share on the Nasdaq National Market or, if such quotations are not available, the fair market value as reasonably determined by the board of directors of the Company or any committee of such board.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

          "Combination Advance Payment" shall mean the consideration payable in cash and Common Stock by the Company to Payment Recipients pursuant to Sections 3.02(d) and 3.03(d) of the Purchase Agreement in connection with the purchase by the Company of their Interests.

          "Combination Product" shall mean any product that is formulated in part with any Product (or any part thereof) and in part with any Combination Substance.

          "Combination Substance" shall mean an active ingredient (other than a Product) or device used in a Combination Product.

          "Common Stock" shall mean fully paid and nonassessable shares of common stock, par value $.01 per share, of the Company, together with any other equity securities that may be issued by the Company in addition thereto or in substitution therefor as provided in Section 10 of the Warrant.

          "Company" shall mean ICOS Corporation, a corporation organized and existing under the laws of the State of Delaware, and its successors.

          "Competitive Product" shall mean [    *    ].

          "Competitive Product Revenues" shall mean, [    *    ], the
aggregate of all Net Revenues of the Company and its Affiliates (but not licensees or ublicensees) in respect of all Competitive Products for such period within the Field of Activity in the Territory. In the event a product ("Combination Competitive Product") is formulated in part with any Competitive Product (or any part thereof) and in part with any active ingredient (other than a Competitive Product) or device ("Combination Competitive Substance"), "Competitive Product

          "Revenues" shall mean an amount equal to (a) the aggregate amount of all Net Revenues of the Company and its Affiliates in such period in the Territory in respect of any Combination Competitive Product multiplied by
(b) a fraction the numerator of which equals the fair market value of the Competitive Product (or any part thereof) included in such Combination Competitive Product and the denominator of which equals the sum of (i) the fair market value of such Competitive Product (or part thereof) and (ii) the fair market value of each Combination Competitive Substance included in such Combination Competitive Product, such "fair market value" being determined in the same manner that it is determined for Products and Combination Substances in the definition of Product Revenues.

          "Controls" or "Controlled" shall mean at any time, with respect to any right, title or license, the possession of such right, title or license with the right to assign or grant licenses or sublicenses without obtaining the consent of any other Person (other than any consent that has been


_______________________________

     [ * ] Confidential Treatment Requested obtained) and without violating or causing a default under the terms of any agreement or other arrangement with or the rights of any other Person.

          "Credit" shall mean, with respect to each calendar quarter ending in
the Fiscal Year, [    *    ] in the Territory that are in excess of the
Product Revenues that cause the sum of the Royalty Amounts paid or payable for the calendar quarters ending in the Fiscal Year to equal the Annual Minimum Amount, if any, for the Fiscal Year; provided, that the Credit shall not exceed the balance in the Credit Account. In the event the Credit Account is zero, the Credit shall be zero.

          "Credit Account" shall mean the sum of the Class A Down Payments, Class B Down Payment and each Minimum Royalty Payment made by the Company, less the aggregate Credits.

          "Cut-Off Date" shall mean the later of (a) the last day of the month in which the thirteenth anniversary of the Business Commencement Date occurs and (b) the last day of the month in which the eleventh anniversary of the Purchase Date occurs.

          "Default Amount" shall have the meaning assigned to such term in
Section 4.03(a) of the Product Development Agreement.

          "Defaulting Limited Partner" shall have the meaning assigned to such term in Section 3.3.5 of the Partnership Agreement.

          "Dollars" and the sign "$" shall mean lawful money of the United States of America.

          "Earned Royalty" shall mean any royalty due under any License
Agreement.

          "Elements of Technology" shall mean all technical information, whether tangible or intangible, including, without limitation, any and all data, preclinical and clinical results, techniques, discoveries, inventions, ideas, processes, know-how, patents (including any extension, reissue or renewal patents), patent applications, inventor's certificates, trade secrets and other proprietary information, licenses and sublicenses, and samples of any physical, biological or chemical material.


_______________________________

     [  *  ] Confidential Treatment Requested

          "Exploitation" shall mean research, experimentation, development, manufacturing, production, marketing, use, lease, sale, assignment, transfer, license, sublicense and other disposition, and "Exploit" shall have a correlative meaning.

          "FDA" shall mean the United States Food and Drug Administration or any successor agency.

          "Field of Activity" shall mean collectively (a) the Hu23F2G Field of Activity, (b) the ICM3 Field of Activity and (c) the PAF-AH Field of Activity

          "Field Technology" shall mean the Technology within the Field of Activity.

          "Fiscal Year" shall mean the series of 12 full calendar months following the month in which the Purchase Date occurs and each series of 12 successive calendar months thereafter.

          "Force Majeure" shall mean any occurrence that prevents or substantially interferes with the performance by a party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty, accident, war, revolution, civil commotion, acts of public enemies, blockage, embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such party, if and only if the party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

          "Full Class A Interest" shall mean each Class A Interest that represents a $100,000 Capital Contribution.

          "General Partner" shall mean ICOS Development Corporation, a corporation organized and existing under the laws of the State of Delaware, as general partner of the Partnership, and its successors in such capacity.

          "Hu23F2G" shall mean the recombinant humanized monoclonal antibody developed by the Company to block CD11/CD18-mediated cell adhesions in humans.

          "Hu23F2G Field of Activity" shall mean the use (including any use in connection with research, development, demonstration, testing or experimentation), manufacture, sale or other disposition of Hu23F2G Products for human therapeutic purposes.

          "Hu23F2G Product" shall mean Hu23F2G, any fragment or component thereof or any substance derived from Hu23F2G (or any fragment or component thereof).

          "ICM3 Field of Activity" shall mean the use (including any use in connection with research, development, demonstration, testing or experimentation), manufacture, sale or other disposition of ICM3 Products for human therapeutic purposes.

          "ICM3 Product" shall mean a recombinant humanized monoclonal antibody developed by the Company to block the function of human intercellular adhesion molecule-3, any fragment or component thereof or any substance derived from such monoclonal antibody (or any fragment or component thereof).

          "Initial Calendar Quarter" shall mean the calendar quarter in which the Purchase Date falls.

          "Intellectual Property Right" shall mean rights under patents (including any extension, reissue or renewal patents) and other similar rights.

          "Interest" shall mean any Class A Interest or the Class B Interest; and "Interests" shall mean all Class A Interests and the Class B Interest.

          "Interim License" shall have the meaning assigned to such term in
Section 2.05 of the Product Development Agreement.

          "Interim License Termination Date" shall mean the earlier of (a) the Purchase Date and (b) if the Purchase Option terminates for any reason other than the purchase by the Company of all the Interests on the Purchase Date, the earlier of (i) the date on which the Partnership sells, licenses, sublicenses, assigns or otherwise transfers or disposes of all or a substantial part of the Technology and (ii) the date that is 18 months after the Purchase Option Termination Date.

          "Investor" shall mean a purchaser of any multiple of one-quarter of a Unit who meets the suitability standards set forth in the Memorandum under the caption "Investor Suitability."

          "Investor Note" shall have the meaning assigned to such term in
Section 3.3.1 of the Partnership Agreement.

          "Invoiced Amount" shall have the meaning assigned to such term in
Section 4.01(c) of the Product Development Agreement.

          "Last Interim License Payment" shall mean (a) with respect to a Class A Payment Recipient, such Class A Payment Recipient's Class A Percentage of ninety-nine percent (99%) (until the Class B Threshold occurs, and thereafter, 95% of 99%) of the Royalty Amount that would otherwise have been payable to the Partnership (the "Interim License Amount") determined pursuant to Section 6.01 of the Product Development Agreement for the period commencing on the first day of the calendar quarter following the last calendar quarter in respect of which payments have been made under such Section 6.01 and distributed to the partners of the Partnership and ending on the Purchase Date and (b) with respect to a Class B Payment Recipient, the Class B Percentage of ninety-nine percent (99%) of the Interim License Amount.

          "License Agreement" shall mean any license or sublicense or portion thereof (other than the Background Technology License, the Program Technology License or the Interim License) by any Person granting to the Company or any Affiliate of the Company on the date hereof, or at any time hereafter, rights that are necessary or materially useful in the Exploitation of Products, and any amendments thereto, including, without limitation, any consent from the licensor or sublicensor obtained by the Company pursuant to the Product Development Agreement.

          "License Agreement Right" shall mean any right held by the Partnership, directly or indirectly (including, without limitation, under the Background Technology License), in any Technology licensed under any License Agreement.

          "Limited Partners" shall mean the Class A Limited Partners and the Class B Limited Partner.

          "Marketing Program" shall mean the Company's implementation of the Marketing Strategy pursuant to Article V of the Product Development Agreement, including the execution of marketing agreements with third parties.

          "Marketing Strategy" shall mean the strategy to provide for the distribution, marketing and sale of the Products within the Field of Activity in the Territory, all as determined by the Company.

          "Memorandum" shall mean the Confidential Private Placement Memorandum dated April 11, 1997 used in connection with the placement of

Units, including the exhibits thereto, in each case together with any amendments thereof or written supplements thereto prepared by the Company.

          "Merger Letter" shall have the meaning assigned to such term in
Section 14.01 of the Product Development Agreement.

          "Minimum Royalty Payment" shall mean the amount by which the Annual Minimum Amount for the Fiscal Year exceeds, if at all, the sum of the Quarterly Payments paid or payable for the four quarters ending in the Fiscal Year. The Minimum Royalty Payment may be paid in cash or as a Minimum Royalty Stock Payment or as a combination of cash and a Minimum Royalty Stock Payment in accordance with Section 3.05 of the Purchase Agreement.

          "Minimum Royalty Stock Payment" shall mean the issuance of the number of shares of Common Stock (or other securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of
(a) the portion of the Minimum Royalty Payment for a Fiscal Year that will be paid in Common Stock divided by (b) the average Closing Price on the 30 trading days immediately preceding the Minimum Royalty Stock Pricing Date.
The number of such shares issued to each Class A Payment Recipient and the Class B Payment Recipient is determined in accordance with the Class A Payment and the Class B Payment, respectively.

          "Minimum Royalty Stock Pricing Date" shall mean the last day of the Fiscal Year to which the Minimum Royalty Stock Payment pertains.

          "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotations System.

          "Nasdaq National Market" shall mean the Nasdaq National Market of the Nasdaq Stock Market.

          "Net Revenues," with respect to sales for any period and with respect to any item, shall mean the proceeds received or to be received, under generally accepted accounting principles, from sales of Products or Competitive Products (as applicable) by the Company, any Affiliate of the Company or any licensee or sublicensee of the Company, but excluding sales to any Affiliate, licensee or sublicensee of the Company. In determining such net proceeds, the amounts received from such sales shall be reduced by related prompt payment and other trade discounts, transportation and related insurance charges, returns, bad debt and other allowances, taxes (except income and franchise taxes) and distributors', consignees' and wholesalers' fees and commissions. The terms "licensee" and "sublicensee" shall mean any Person licensed or sublicensed by the Company or any Affiliate of the Company, including pursuant to any marketing, co-marketing or co-detailing agreement (or similar arrangement that is the functional equivalent of a license), but excluding customary distribution, wholesaling and consignment arrangements. For the purposes of this definition, distribution, wholesaling or consignment arrangements shall be limited to arrangements where the distributor, wholesaler or consignee is not obligated, in addition to selling a Product or Competitive Product, to undertake any significant promotional or similar marketing efforts directed at the Product or Competitive Product. In calculating Net Revenues, any given unit of a Product or Competitive Product shall be taken into account only once.

          "Notice of Exercise" shall mean the written notice that the Company shall send to each Limited Partner pursuant to Section 2.03 of the Purchase Agreement in order to inform such Limited Partners that the Company has elected to exercise its purchase option with respect to the Interests and to designate the Purchase Date.

          "Operative Agreements" shall mean each of the Product Development Agreement, the Partnership Agreement, the Purchase Agreement, the Sales Agency Agreement and the Warrants.

          "Outstanding Available Funds" shall mean, at any time, the Available Funds actually received through such time by the Partnership less all amounts theretofore disbursed to the Company by the Partnership pursuant to Section
4.01 of the Product Development Agreement.

          "PAF-AH Field of Activity" shall mean the use (including any use in connection with research, development, demonstration, testing or experimentation), manufacture, sale or other disposition of PAF-AH Products for human therapeutic purposes.

          "PAF-AH Product" shall mean platelet-activating factor acetylhydrolase and any fragment, component or derivative thereof.

          "Partnership" shall mean ICOS Clinical Partners, L.P., a limited partnership organized under the laws of the State of Delaware.

          "Partnership Agreement" shall mean the Agreement of Limited Partnership dated as of April 11, 1997 among the General Partner and the limited partners of the Partnership, as amended, modified or restated from time to time.

          "Payment Recipient" shall mean each Class A Payment Recipient and the Class B Payment Recipient.

          "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or other entity.

          "Product Development Agreement" shall mean the Product Development Agreement dated as of June 5, 1997, between the Partnership and the Company, as amended, modified or restated from time to time.

          "Product Revenues" for any period shall mean the sum of (a) the aggregate amount of Net Revenues in such period within the Field of Activity in the Territory in respect of any Product and (b) an amount equal to (i) the aggregate amount of Net Revenues in such period within the Field of Activity in the Territory in respect of any Combination Product multiplied by (ii) a fraction the numerator of which equals the fair market value of the Product (or any part thereof) included in such Combination Product and the denominator of which equals the sum of (A) the fair market value of such Product (or part thereof) and (B) the fair market value of each Combination Substance included in such Combination Product. For purposes of this definition, "fair market value" of any Product (or part thereof) and Combination Substance shall be the list retail price of such Product (or part thereof) and Combination Substance sold separately or, if such Product (or part thereof) or Combination Substance is not ordinarily sold separately, a value for both the Product (or part thereof) and Combination Substance determined in the good-faith business judgment of (x) if the Purchase Date has not occurred, the General Partner or any successor to the General Partner as the general partner of the Partnership or (y) if the Purchase Date (if any) has occurred, the Company.

          "Products" shall mean collectively (a) Hu23F2G Products, (b) ICM3 Products and (c) PAF-AH Products.

          "Program Technology" shall mean all Elements of Technology that are developed, acquired or conceived by or on behalf of the Partnership during the Research Program, but in all cases excluding Background Technology.

          "Program Technology License" shall have the meaning set forth in
Section 2.03 of the Product Development Agreement.

          "Purchase Agreement" shall mean the Purchase Agreement dated as of June 3, 1997 between the Company and the Limited Partners, as amended, modified or restated from time to time.

          "Purchase Date" shall mean the date, designated by the Company pursuant to Section 2.01(a) of the Purchase Agreement in the Notice of

Exercise, on which the Company purchases the Interests pursuant to the Purchase Agreement, which shall be a date not more than 60 days after the date of the Notice of Exercise.

          "Purchase Option" shall mean any of the options granted by the Limited Partners pursuant to Section 2.01 of the Purchase Agreement.

          "Purchase Option Commencement Date" shall mean the first day after the final Closing Date.

          "Purchase Option Exercise Date" shall mean the date, if any, on which the Notice of Exercise is given.

          "Purchase Option Shares" shall have the meaning assigned to such term in Section 4.01(c) of the Purchase Agreement.

          "Purchase Option Termination Date" shall have the meaning set forth in Section 7.02(a) of the Purchase Agreement.

          "Purchase Option Termination Event" shall mean any of the events set forth in Section 7.01 of the Purchase Agreement.

          "Quarter" shall mean any calendar quarter beginning or ending during the term of the Product Development Agreement; provided, that the first Quarter shall be the period beginning on May 1, 1997 and ending on the last day of the calendar quarter in which the first Closing Date occurs, and the last Quarter shall be the period beginning on the first day of the last calendar quarter before the Interim License Termination Date and ending on the Interim License Termination Date.

          "Quarter Class A Interest" shall mean each Class A Interest, other than a Full Class A Interest, that represents a $25,000 Capital Contribution.

          "Quarterly Payment" shall mean, for the period beginning with the Initial Calendar Quarter and for each calendar quarter thereafter, the sum of seven percent (7%) of Product Revenues in the United States, five percent (5%)
of Product Revenues in the Territory outside the United States and [    *    ]
in the Territory for such calendar quarter; provided, that, in the event that less than 700 Units are issued, such seven percent (7%) and five percent (5%)

______________________________

     [ * ] Confidential Treatment Requested shall be adjusted by multiplying each by a fraction, the numerator of which is the number of Units issued and the denominator of which is 700; provided, further, that any such sum shall be reduced, if and as appropriate, to exclude in the Initial Calendar Quarter any Net Revenues applicable to any period in the Initial Calendar Quarter before the Purchase Date; provided, further, that, in the event the Credit Account is positive at the beginning of the calendar quarter, any such sum shall be reduced by the Credit for the calendar quarter.

          "Quarter Unit" shall mean an interest comprising a Quarter Class A Interest and Series A Warrants to purchase an aggregate of 2,000 shares of Common Stock and Series B Warrants to purchase an aggregate of 2,000 shares of Common Stock.

          "Research Program" shall mean any research, experimentation or development relating to the Products within the Field of Activity in the Territory proposed to be conducted or conducted, directly or indirectly, by the Company pursuant to the terms of the Product Development Agreement, including, without limitation, the research, experimentation and development necessary or useful to receive FDA and such other regulatory approvals to Exploit Products and otherwise engage within the Field of Activity in the Territory as the Partnership, in consultation with the Company, directs.

          "Research Program Termination Date" shall mean the date on which the board of directors of the General Partner terminates the Research Program with respect to all Products pursuant to Section 7.01(b) of the Product Development Agreement.

          "Royalty Amount" shall mean for each calendar quarter the sum of seven percent (7%) of Product Revenues in the United States, five percent (5%) of Product Revenues in the Territory outside the United States and [ * ] in the Territory for such calendar quarter; provided, that, in the event that less than 700 Units are issued, such seven percent (7%) and five percent (5%) shall be adjusted by multiplying each by a fraction, the numerator of which is the number of Units issued and the denominator of which is 700.

          "Sales Agency Agreement" shall mean the Sales Agency Agreement dated as of June 3, 1997 among the Sales Agent, the Partnership, the General Partner and the Company relating to the placement of Units, as amended, modified or restated from time to time.

_______________________________

     [  *  ] Confidential Treatment Requested

          "Sales Agent" shall mean PaineWebber Incorporated, as sales agent

          "Stock Advance Payment" shall mean the consideration payable by the Company to Payment Recipients in Common Stock or other securities, assets or evidence of indebtedness pursuant to Article III of the Purchase Agreement in connection with the purchase by the Company of their Interests.

          "Stock Percentage" shall mean, if the Company shall have elected to make the Combination Advance Payment, the percentage of the purchase price of the applicable Partnership Interest that the Company elects to pay in Common Stock.

          "Stock Pricing Date" shall mean the fifth trading day before the Purchase Option Exercise Date.

          "Suncos" shall mean Suncos Corporation, a corporation organized and existing under the laws of Delaware, the stockholders of which are Suntory and the Company.

          "Suntory" shall mean Suntory Limited, a corporation organized and existing under the laws of Japan.

          "Technology" shall mean the Background Technology and the Program Technology.

          "Territory" shall mean (a) the United States with respect to PAF-AH Products and (b) the entire world, except Japan, with respect to ICM3 Products and Hu23F2G Products.

          "Third Party Sublicensee" shall have the meaning assigned to such term in Section 2.02(a) of the Product Development Agreement.

          "Unit" shall mean a "Unit" as contemplated by the Sales Agency Agreement consisting of one Class A Interest, Series A Warrants to purchase an aggregate of 8,000 shares of Common Stock and the right to receive Series B Warrants to purchase an aggregate of 8,000 shares of Common Stock.

          "United States" shall mean the United States of America, including its territories and possessions.

           "Warrant" shall mean any of the warrants to purchase Common Stock issued to each Limited Partner by the Company in exchange for the Purchase

Options.

                                                      Schedule II to
                                                      Product Development
                                                      Agreement

                                     [Date]

ICOS Corporation
22021 20th Avenue S.E.
Bothell, Washington  98021
Re:  License Agreement dated as of __________

Gentlemen:

     [Licensor] (the "Licensor") has been informed that, for the purposes of developing and testing [product] for human pharmaceutical use, ICOS Corporation (the "Company") has caused to be formed ICOS Clinical Partners, L.P., a Delaware limited partnership (the "Partnership"). The Licensor and the Company desire to amend the License Agreement dated as of ___________, 19__ between the Licensor and the Company (the "License Agreement") to induce the Partnership to raise the requisite funds for the development of the technology licensed under the License Agreement.

Sublicense to the Partnership

     The Licensor hereby consents to any sublicense to the Partnership of any of the rights and licenses granted to the Company under the License Agreement. Unless otherwise agreed to by the Licensor in writing, no such sublicense shall relieve the Company from primary liability thereunder.

Transfers to Third Parties

     The Partnership, or any other third party to which the Partnership has assigned or further sublicensed its sublicense rights (a "Third Party"), may assign or further sublicense any of its sublicense rights, provided, that the Licensor is promptly notified in writing of such assignment or further sublicense.

Curing of Defaults

     The Licensor agrees that the Partnership and any Third Party shall have the right to cure any default by the Company under the License Agreement at any time during the ___-day period specified in Section ___ of the License Agreement.

Partnership Option at Termination

     The Licensor hereby grants the Partnership an option to acquire all the license and other rights granted to the Company under the License Agreement (the "Company License Rights"), which option shall be exercisable at any time within 60 days after receipt by the Partnership of a copy of any notice of termination given to the Company terminating the License Agreement for any reason. The Licensor hereby grants the Partnership a license to use the Company License Rights in accordance with the provisions of the License Agreement during the period from such termination of the License Agreement until such option lapses unexercised.

Notice

     The Licensor hereby agrees that any notice give under the License Agreement by the Licensor to the Company shall also be given to the Partnership (and, if applicable, to any Third Party) and shall be sent to the last address designated by written notice to the Licensor pursuant to the License Agreement. For such purpose, the initial address for notices to the Partnership shall be:

     ICOS Clinical Partners, L.P.
     22021 20th Avenue S.E.
     Bothell, Washington  98021
     Telephone:  (206) 485-1900
     Fax:  (206) 485-1911
     Attention:  General Partner

                                     Sincerely,
                                     [LICENSOR]

                                     By     _________________________________
                                     Title:

Accepted and approved as of
the date stated above:

ICOS CORPORATION


By     _______________________________
Title:

                                                      Schedule III to
                                                      Product Development
                                                      Agreement



                           [Dated pursuant to the
                        Product Development Agreement]


ICOS Clinical Partners, L.P.
c/o ICOS Corporation
22021 20th Avenue S.E.
Bothell, Washington  98021

Dear Sirs:

     Upon consummation of the proposed [acquisition/merger/consolidation] of ICOS Corporation, a Delaware corporation (the "Company"), [by/with] ________ [insert name of Company involved in the acquisition of, or merger or consolidation with, the Company], a wholly owned subsidiary of [insert name of ultimate parent Company] (the "Parent"), [insert name of surviving company] (the "Surviving Company") will be the surviving company. The Company is a party to the Product Development Agreement, the Purchase Agreement, the Sales Agency Agreement and the Warrants (each as defined in Schedule I to the Product Development Agreement dated as of _____________, 1997 between the Company and ICOS Clinical Partners, L.P. (the "Partnership") and, collectively, the "Agreements").

     Each of the undersigned is familiar with the content of the Agreements and acknowledges and agrees that the Surviving Company will be bound by all the terms of the Agreements as though it were the Company and an initial signatory thereto. The Surviving Company agrees that, upon the consummation of the [acquisition/merger/consolidation], it will fully perform all the Company's obligations under the Agreements, including, but not limited to, the obligation of the Company to carry out the Research Program and the Marketing Program in the manner described in the Product Development Agreement. The Surviving Company agrees to respect the fiduciary duty of ICOS Development

Corporation, the general partner of the Partnership (the "General Partner"), to the limited partners of the Partnership. The Parent agrees not to impede the Surviving Company's performance of its obligations under the Agreements or the General Partner's fulfilling such fiduciary duty.

     Each of the undersigned understands that your remedies at law may be inadequate to compensate you for any injury that may result from the Surviving Company's failure or threatened failure to honor the Company's obligations under the Agreements, and agrees that, in addition to such remedies at law, you shall be entitled, without proof of actual injury, to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that you may, in your sole discretion, deem necessary or appropriate to carry out the purposes, or ensure the benefits to the beneficiaries of, the Agreements.

Each of the undersigned has caused this letter to be executed as of the date first written above as its duly authorized, valid and binding agreement. This letter shall be effective as of the date of the consummation of the proposed [acquisition/merger/consolidation].

                                        Very truly yours,

                                        [SURVIVING COMPANY]



                                        By  ________________________________
                                            [Name]
                                            Chief Executive Officer


                                        [PARENT]


                                        By  ________________________________
                                            [Name]
                                            Chief Executive Officer